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                                                                   EXHIBIT 23(D)



December 15, 1997


Board of Directors
The Quick & Reilly Group, Inc.
230 South County Road
Palm Beach, FL 33480

Re: Proxy Statement-Prospectus which forms a part of the Registration Statement of Fleet Financial Group, Inc. ("Fleet") relating to shares of Common Stock, par value $0.01 per share ("Fleet Stock"), of Fleet being registered in connection with the proposed merger of The Quick & Reilly Group, Inc. (the "Company") with and into FFG Acquisition Corp. ("Fleet Subsidiary"), a wholly-owned subsidiary of Fleet.

Ladies and Gentlemen:

Attached is our opinion letter dated December15, 1997, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.10 per share (the "Shares"), of the Company, of the exchange ratio of 0.578 shares of Fleet Stock, to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of September16, 1997, as amended as of December 12, 1997, among Fleet, Fleet Subsidiary and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Proxy Statement-Prospectus.

In that regard, we hereby consent to the reference to the opinion of our Firm under the caption "SUMMARY OF PROXY STATEMENT-PROSPECTUS--Fairness Opinions of Financial Advisors" and "THE MERGER--Fairness Opinions of Financial Advisors" and to the inclusion of the foregoing opinion in the Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rulesand regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)